UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 22, 2005

Plains All American Pipeline, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE	1-14569	76-0582150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Clay Street, Suite 1600, Houston, Texas 77002
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 713-646-4100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                  Entry into Material Definitive Agreement

On August 22, 2005, Plains All American Pipeline, L.P. (“PAA”) and Vulcan Capital (“Vulcan”) announced that PAA/Vulcan Gas Storage, LLC (“Plains/Vulcan”) has signed a definitive agreement to acquire all of the equity of Energy Center Investments Corporation (“ECIC”), an indirect subsidiary of Sempra Energy that develops and operates underground natural gas storage facilities. ECIC’s principal assets consist of (i) Bluewater Gas Storage (“Bluewater”), an operating natural gas storage facility in Michigan; (ii) Pine Prairie Energy Center (“Pine Prairie”), a natural gas storage development project in Louisiana; and (iii) other similar projects and opportunities under various stages of review and evaluation.

Plains/Vulcan is owned 50% by PAA and 50% by a subsidiary of Vulcan Capital, the investment arm of Paul G. Allen. The Board of Directors of Plains/Vulcan, which will include an equal number of PAA and Vulcan representatives, will be responsible for providing strategic direction and policy-making and PAA will be responsible for the day-to-day operations of Plains/Vulcan.

The total purchase price for the transaction is approximately $250 million, excluding transaction costs. Plains/Vulcan anticipates investing an additional $260 million over the next several years to complete the development of Pine Prairie, a multi-cavern storage facility. Upon completion of the Pine Prairie project, PAA’s proportionate total investment will be approximately $255 million, which it intends to fund with at least 50% equity. The transaction is expected to close in September, subject to receipt of necessary regulatory approvals and satisfaction of customary closing conditions.

Through its affiliates, Vulcan Capital owns approximately 54% of the general partner of PAA and approximately 20% of the outstanding limited partner units of PAA.

Item 7.01.                                          Regulation FD Disclosure

In accordance with General Instruction B.2. of Form 8K, the following information shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

During its conference call to discuss the acquisition of ECIC, management plans to disclose its intent to recommend to Plains All American’s board of directors a distribution increase, after the transaction closes, of two and a half cents per quarter, or ten cents per unit on an annualized basis. Such an increase would result in an annualized distribution rate of $2.70 per unit.  If the ECIC transaction closes within the anticipated timeline, the increase would be reflected in the third-quarter distribution.  Any increase in the distribution level is subject to the absence of any material adverse developments or potentially attractive opportunities that would make such increase less than advisable. Any proposed increase in distributions is also subject to the approval of the board of directors.

A copy of the press release announcing the execution of the agreement is furnished as Exhibit 99.1 to this report.

Item 9.01.                  Exhibits

(c)                                   Exhibits.

99.1                           Press Release of Plains All American Pipeline, L.P., dated August 22, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS ALL AMERICAN PIPELINE, L.P.

Date: August 22, 2005	By:	Plains AAP, L.P., its general partner

	By:	Plains All American GP LLC, its general partner

	By:	/s/ TIM MOORE
Name: Tim Moore
Title: Vice President